Exhibit 10.24

QUESTAR CORPORATION

ANNUAL MANAGEMENT INCENTIVE PLAN II

(as amended and restated effective January 1, 2010)

Section 1.  Purpose.

The Questar Corporation Annual Management Incentive Plan II (the “Plan”) is designed to provide an incentive to the highest paid officers and key employees of Questar Corporation (the “Company”) and its affiliates to focus their best efforts to pursue and attain major organizational goals.  The intent of the Plan is to place a significant portion of the eligible employee’s annual compensation at risk by tying it to specific measurable goals that drive long-term shareholder value.

Section 2.  Definitions.

“Board” means the Board of Directors of the Company or a successor to it.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” means the Management Performance Committee, or its successor committee, which is comprised wholly of independent, outside directors and which must include at least two such directors.

“Covered Employee” means any of the highest paid officers and key employees of the Company and its affiliates who are selected to participate in the Plan for a Performance Period in accordance with Section 4 below.

“Designated Beneficiary” means the beneficiary designated by the Covered Employee, in a manner determined by the Committee, to receive amounts due the Covered Employee.  In the absence of an effective designation by the Covered Employee, Designated Beneficiary shall mean the Covered Employee’s beneficiary(ies) designated by the Covered Employee (or deemed by law to be designated) under Questar Corporation’s Employee Investment Plan, or if no such designation exists, the Covered Employee’s estate.

“Disability” means a condition that renders a Covered Employee unable to engage in any substantial, gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.

“Employer” means the Company and any affiliate that is the direct employer of a Covered Employee.

“Fiscal Year” means the fiscal year of the Company.

“Performance Goals” means the specific, measurable goals set by the Committee in writing for any given Performance Period.  Performance Goals may include multiple goals and may be based on one or more operational or financial criteria.  Such goals shall be set by the Committee by such date as is required under Section 162(m) of the Code.  In setting the Performance Goals for the Performance Period, the Committee may include one or any combination of the following criteria in either absolute or relative terms, for the Company or any business unit within it:  (a) total shareholder return; (b) return on assets, return on equity or return on capital employed; (c) measures of profitability such as earnings per share, corporate or business unit net income, net income before extraordinary or one-time items, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization; (d) cash flow from operations; (e) gross or net revenues or gross or net margins; (f) levels of operating expense or other expense items reported on the income statement; (g) measures of customer satisfaction and customer service; (h) safety; (i) annual or multi-year average reserve growth, production growth or production replacement; (j) efficiency or productivity measures such as annual or multi-year average finding costs, absolute or per unit operating and maintenance costs, lease operating expenses, inside-lease operating expenses, operating and maintenance expense per decatherm or customer or fuel gas reimbursement percentage; (k) satisfactory completion of a major project or organizational initiative with specific criteria set in advance by the Committee defining "satisfactory"; (l) debt ratios or other measures of credit quality or liquidity; and (m) strategic asset sales or acquisitions in compliance with specific criteria set in advance by the Committee.

“Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Covered Employee’s right to, and the payment of, a cash award granted under the terms of the Plan.

“Target Bonus” means the dollar amount specified for each Covered Employee within the first 90 days of each Performance Period, but in no event after 25 percent of the Performance Period has lapsed.

“Termination of Employment” means the date on which a Covered Employee shall cease to serve as an employee for any reason.

Section 3.  Administration.

The Plan shall be administered by the Committee in conjunction with its administration of the Annual Management Incentive Plan.  The Committee shall have sole and complete authority to adopt, alter, and repeal such administrative rules, guidelines and practices for the operation of the Plan and to interpret the terms and provisions of the Plan.  The Committee also shall have sole and complete authority to determine the extent to which Performance Goals have been achieved.  The Committee’s decisions shall be final and binding upon all parties, including the Company, stockholders, Covered Employees and Designated Beneficiaries.

Section 4.  Eligibility.

Within 90 days of the beginning of a Performance Period, but in no event after 25 percent of the Performance Period has lapsed, the Committee shall designate in writing those highest paid officers and key employees of the Company and its affiliates who shall be Covered Employees under the Plan for such Performance Period.  Only such Covered Employees are eligible to receive payments under this Plan.

Section 5.  Determination of Awards.

Within 90 days after the beginning of a Performance Period, but in no event after 25 percent of the Performance Period has lapsed, the Committee shall establish in writing (i) the Performance Goals and the underlying performance criteria applicable to the Performance Period, and (ii) a Target Bonus for each Covered Employee and a maximum payout for cash awards granted under the terms of this Plan for such Performance Period for attainment of the specified Performance Goals by Covered Employees.  Performance Goals must be objective and must satisfy the third-party objectivity standards under Section 162(m) of the Code and regulations adopted pursuant to it.  Notwithstanding the foregoing, at the time such Performance Goals are established, the Committee may determine that the Performance Goals shall be adjusted to account for any unusual items or specified events or occurrences during the Performance Period.  In addition, unless otherwise provided by the Committee at the time the  Performance Goals are established, the Performance Goals shall be adjusted to exclude the effect of any of the following events that occur during the Performance Period:  (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) material changes to invested capital from pension and post-retirement benefits-related items and similar non-operational items, and (vi) any extraordinary, unusual, non-recurring or non-comparable items (A) as described in Accounting Principles Board Opinion No. 30, (B) as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to stockholders for the applicable year, or (C) as publicly announced by the Company in a press release or conference call relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period.

As soon as reasonably practicable after the close of the Performance Period, the Committee shall determine cash awards to be paid under the terms of this Plan.  Any payments made under this Plan shall be contingent upon achieving the Performance Goals set in advance for the Performance Period in question.  The Committee shall certify in writing prior to approval of any awards that such Performance Goals have been satisfied.  (Approved minutes may be used for this purpose.)

The maximum cash payment that may be made in any Fiscal Year to any Covered Employee under this Plan is $4 million

The cash payments under this Plan, in aggregate, do not have to equal 100 percent of the maximum payout, but cannot exceed such amount.  The Committee, in its sole discretion, may reduce the cash award otherwise payable to any Covered Employee if it believes that such reduction is in the best interest of the Company and its shareholders, but any reduction cannot result in any increase to one or more other Covered Employees.  The Committee has no discretion to increase the cash award otherwise payable to any Covered Employee.

All payments shall be made in cash and in a single lump sum no later than the 15th day of the 3rd month following the end of the calendar year that includes the last day of the relevant Performance Period.  To be eligible to receive an award, the Covered Employee must be actively employed by the Company or an affiliate as of the date of distribution except as provided below in Section 6.

Section 6.  Termination of Employment.

In the event a Covered Employee ceases to be an employee prior to the payment of an award for any Performance Period for any reason other than death, Disability, Retirement, or a Change in Control, he shall not be entitled to any payment for such Performance Period pursuant to the terms of the Plan.  If a Covered Employee terminates employment prior to payment of an award for any Performance Period as a result of death, Disability, or retirement, his award for the Performance Period (if any), as calculated pursuant to Section 5, shall be prorated  based on the length of his service during the Performance Period when compared to the entire period.  For the purpose of this Plan, “Retirement” shall mean any voluntary Termination of Employment on or after age 55 with 10 years of service.  All prorated awards shall be paid to the Covered Employee (or his Designated Beneficiary, in the event of his death) at the time specified in Section 5.

In the event a Covered Employee ceases to be an employee as a result of a Change in Control that occurs prior to the payment of an award for any Performance Period, he shall be entitled to receive a payment equal to his Target Bonus for such Performance Period.  Such payment shall be made to him within 30 days after his Termination of Employment.  Notwithstanding the foregoing, in no event shall a Covered Employee who is a participant in the Company’s Executive Severance Compensation Plan as of the date on which a Change in Control occurs be entitled to such payment.

A “Change in Control” of the Company shall be deemed to have occurred if (i) any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Exchange Act) of securities of the Company representing 25 percent or more of the combined voting power of the Company; or (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving:  individuals who, as of January 1, 2010, constitute the Company’s Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on January 1, 2010, or whose appointment, election or nomination for election was previously so approved or recommended; or (iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60 percent of the combined voting power of the securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25 percent or more of the combined voting power of the Company’s then outstanding securities; or (iv) the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company or there is consummated the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60 percent of the combined voting power of the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Section 7.  Other Provisions.

(a)  Taxes and Withholding.  All cash payments made under the Plan are subject to withholding for federal, state, and other applicable taxes.  The Company shall deduct any taxes required by law to be withheld from all amounts paid to a Covered Employee under this Plan.

(b)  Source of Funds.  All cash payments made under the Plan will be paid from the Company’s general assets and nothing contained in the Plan will require the Company to set aside or hold in trust any funds for the benefit of any Covered Employee or his Designated Beneficiary.

(c)  Coordination with Deferred Compensation Plan.  Covered Employees are entitled to defer the receipt of their cash bonuses under the terms of the Company’s Deferred Compensation Wrap Plan (the successor to the Company’s Deferred Compensation Plan, which was originally effective November 1, 1993).  Any cash bonuses payable under this Plan that are deferred pursuant to the Deferred Compensation Wrap Plan shall be accounted for and distributed according to the terms of such plan and the elections made by Covered Employees thereunder.

(d)  No Assignment.  No right or interest of any Covered Employee under this Plan shall be assignable or transferable in whole or in part, either directly or by operation of law or otherwise, including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner, and no right or interest of any Covered Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Covered Employee.  Any assignment, pledge, encumbrance, charge, transfer, or other act in violation of this provision shall be void.

(e)  Amendment of Plan.  The Company’s Board, at any time, may amend, modify, suspend, or terminate the Plan, but such action shall not affect the awards earned and the payment of such awards during any given Performance Period.  No amendment to change the maximum award payable to a Covered Employee, the definition of Covered Employee, or the definition of Performance Goals shall be effective without shareholder approval.  The Company’s Board cannot amend, modify, suspend, or terminate the Plan in any year in which a Change in Control has occurred without the written consent of the affected Covered Employees.

(f)  Successor.  The Company shall require any successor or assignee, whether direct, indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Company to assume the obligations under this Plan in the same manner and to the same extent that the Company would be required to perform if no such successor assignment had taken place.

(g)  Choice of Law  This Plan will be governed by and construed in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the state of Utah.

(h)  Effective Date of the Plan.  The Plan shall was originally effective with respect to the Fiscal Year beginning January 1, 2005.  This amendment and restatement of the Plan is effective  as of January 1, 2010.  The Plan shall remain in effect until it is suspended or terminated as provided in Section 7(e).

(i)

409A Compliance.  All bonuses payable hereunder are intended to be "short-term deferrals" exempt from the requirements imposed by Section 409A of the Code, and this Plan shall be interpreted accordingly.

Dated this ______ day of ______________, 2010.

QUESTAR CORPORATION

By:_______________________________________

Keith O. Rattie

Chairman, President & CEO